For the semi-annual period ending May 31, 2007
File number 811-03264
Dryden Government Securities Trust

DRYDEN GOVERNMENT SECURITIES TRUST
Gateway Center Three, 4th Floor
Newark, NJ 07102



February 5, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:
Dryden Government Securities (the "Fund")

(File No. 2-74139)


Ladies and Gentlemen:

        Pursuant to subparagraph (j) of Rule 497 under the Securities Act of 1933, the Fund hereby certifies (i) that its Prospectus and Statement of Additional Information that would have been filed pursuant to Rule 497 (c) would not have differed from the Prospectus and Statement of Additional Information contained in Post-Effective Amendment No. 40 and (ii) that the text of Post-Effective Amendment No. 40 was filed electronically on January 31, 2007.



DRYDEN GOVERNMENT SECURITIES TRUST


By:
/s/ Jonathan D. Shain

Jonathan D. Shain


Assistant Secretary